UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2015

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

103 JFK Parkway, Short Hills, NJ	07078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 921-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.01.	Completion of Acquisition or Disposition of Assets

On May 12, 2015, Dun & Bradstreet, Inc. (“D&B Inc.”), a direct, wholly-owned subsidiary of The Dun & Bradstreet Corporation (the “Company”), completed its previously announced acquisition of Credibility Corp. (“Target”), pursuant to which Brad Acquisition Corp., a direct, wholly-owned subsidiary of D&B Inc., was merged with and into Target, with Target continuing as the surviving corporation (the “Merger”). D&B Inc. paid $320.0 million in cash at closing, which amount will be subject to a post-closing purchase price adjustment for working capital of Target. The purchase price was funded primarily with cash on hand, with the remaining amount funded through the Company’s revolving credit facility.

In addition, in connection with the Merger, D&B Inc. also agreed to make certain contingent payments (in an amount not to exceed $30.0 million, in the aggregate) to all holders of common stock, and each vested option to acquire common stock, of Target, based upon the achievement of selected financial metrics during the period between the closing of the Merger and December 31, 2018.

The Company previously disclosed the Merger and related definitive agreements in a Current Report on Form 8-K, filed on April 27, 2015, and the descriptions of such definitive agreements (including the related merger agreement and earn-out agreement), are incorporated by reference into this Item 2.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2015, in recognition of their efforts in connection with the Merger, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approved a transaction bonus for Joshua L. Peirez, the Company’s Chief Operating Officer, in the amount of $100,000 and a transaction bonus for Richard H. Veldran, the Company’s Chief Financial Officer, in the amount of $25,000, which transaction bonuses were payable in cash immediately following the closing of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

By:	/s/ Richard S. Mattessich
Richard S. Mattessich
Vice President, Associate General
Counsel and Assistant Corporate Secretary

DATE: May 12, 2015

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